Exhibit 2.1

DESCRIPTION OF REGISTERED SECURITIES OF BBVA

This exhibit describes each class of securities of BBVA that was registered under Section 12 of the Exchange Act as of December 31, 2019. For purposes of this exhibit, except as otherwise expressly provided or unless the context requires otherwise, all terms used but not defined in this exhibit which are defined in BBVA’s annual report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), shall have the meanings assigned to them in the Annual Report.

DESCRIPTION OF BBVA ORDINARY SHARES

The following summary describes the material considerations concerning the capital stock of BBVA and briefly describes the material provisions of BBVA’s bylaws (estatutos) and relevant Spanish law. This summary does not include all the provisions of such bylaws and is qualified in its entirety by reference to the detailed provisions thereof. A copy of BBVA’s bylaws is incorporated by reference as Exhibit 1.1 to the Annual Report.

General

All rights and obligations of BBVA’s shareholders are contained in BBVA’s bylaws and in Spanish law. In addition, pursuant to Royal Decree 84/2015 of February 13, implementing Law 10/2014, amendments of the bylaws of a bank are subject to notice or prior authorization of the Bank of Spain. Other requirements to amend our bylaws are discussed under “—Attendance and Voting at Shareholders’ Meeting”.

As of December 31, 2019, BBVA’s paid in share capital was €3,267,264,424.20, represented by a single class of 6,667,886,580 ordinary shares, each with par value of €0.49 per share and all having the same rights.

Our shareholders have delegated to the Board of Directors the authority to issue up to 3,283,307,621 new ordinary shares (equal to half of BBVA’s share capital on March 17, 2017, the date of the authorization). The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Companies Act. The power to exclude preemptive rights is limited, such that the nominal amount of the capital increases resolved or effectively carried out with the exclusion of preemptive rights in use of this authority and those that may be resolved or carried out to cover the conversion of mandatory convertible securities that may equally be made with the exclusion of preemptive rights in use of the authority described below may not exceed the nominal maximum overall amount of 20% of the Bank’s share capital at the date of the authorization (equal to 1,313,323,048 new ordinary shares), The Board’s authorization to issue new ordinary shares expires on March 17, 2022.

In addition, our shareholders have delegated to the Board of Directors the authority to issue securities convertible into newly issued ordinary shares up to the maximum overall amount of eight billion euros (€8,000,000,000) or its equivalent in any other currency. The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Companies Act (subject to the restrictions described above in the case of mandatory convertible securities). The Board of Directors’ authorization to issue securities convertible into newly issued ordinary shares expires on March 17, 2022.

Non-residents of Spain may hold and vote ordinary shares subject to the general restrictions set forth below. See “—Exchange Controls and Restrictions on Foreign Investments” and “—Restrictions on Acquisitions of Ordinary Shares”.

Registry and Company’s Objects and Purpose

BBVA is registered with the Commercial Registry of Bizkaia (Spain). Its registration number at the Commercial Registry of Bizkaia is Volume 2083, Company Section Folio 1, Sheet BI-17-A, 1st Entry. Its corporate purpose is to engage in all kinds of activities, operations, acts, contracts and services within the banking business or directly or indirectly related to it that are permitted or not prohibited by prevailing provisions and ancillary activities. Its corporate purpose also includes the acquisition, holding, utilization and divestment of securities, public offerings to buy and sell securities, and any kind of holdings in any company or enterprise. BBVA’s corporate purpose is contained in Article 3 of BBVA’s bylaws.

Attendance and Voting at Shareholders’ Meetings

Each ordinary share entitles the shareholder to one vote. Ordinary shares that are not paid up in full are not entitled to vote, or to receive distributions of dividends or preemptive subscription rights. As of December 31, 2019, all ordinary shares were fully paid up.

Any ordinary share may be voted by proxy. Any shareholder who is entitled to attend a general shareholders’ meeting may be represented at such general shareholders’ meeting by another person, who need not necessarily be a shareholder. Proxies are valid for ordinary (also referred to as “annual”) general shareholders’ meetings and extraordinary general shareholders’ meetings and, except with respect to general powers of attorney, must be granted specifically with respect to each general shareholders’ meeting. A single shareholder may not be represented at a general shareholders’ meeting by more than one person, except under the circumstances provided in the law for brokering institutions. Our bylaws do not contain provisions related to cumulative voting.

Shareholders’ Meetings

Pursuant to BBVA’s bylaws and to the Spanish Companies Act, general meetings of shareholders of BBVA may be ordinary or extraordinary.

Pursuant to the Spanish Companies Act, ordinary general shareholders’ meetings shall necessarily be held within the first six months of each fiscal year, at which shareholders are requested to approve the annual accounts of the previous fiscal year, the corporate management for the previous fiscal year and the application of BBVA’s net income or loss. Other matters may also be voted on by shareholders during the ordinary general shareholders’ meetings if such items are included on the agenda or are allowed by law. Any other meetings of shareholders are considered to be extraordinary general shareholders’ meetings. Extraordinary general shareholders’ meetings may be called from time to time by the BBVA Board of Directors at its discretion. The BBVA Board of Directors will call extraordinary general shareholders’ meetings when (i) it believes such meetings to be necessary or advisable for BBVA’s interests, (ii) required by law or BBVA’s bylaws, or (iii) requested by shareholders representing at least 3% of BBVA’s share capital.

Shareholders representing at least 3% of the share capital of BBVA have the right to request the publication of a supplemental notice including one or more additional agenda items to the ordinary general shareholders’ meeting and to add new resolution proposals to the agenda of any general shareholders’ meeting, within the first five days following the publication of the agenda.

A universal shareholders’ meeting, at which 100% of the share capital is present or duly represented, is considered valid even if no notice of such meeting was given, and, with unanimous agreement, shareholders may consider any matter at such a meeting.

Convening Notice

According to BBVA’s bylaws and the Spanish Companies Act, notices of all BBVA general shareholders’ meetings must be published (i) in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil) or in a widely circulated newspaper in Spain, (ii) on BBVA’s webpage and (iii) on the webpage of the CNMV, at least one month prior to the date of the meeting or with the minimum prior notice period required by the Spanish Companies Act from time to time. The notice must indicate the date, time and place of the meeting on the first convening and all the matters to be considered at the meeting, along with other information required by the Spanish Companies Act. The notice may also include the date on which the meeting should be held on the second convening. At least twenty-four hours must elapse between the meeting on the first convening and the meeting on the second convening.

Place of Meeting

Except with respect to universal shareholders’ meetings, general shareholders’ meetings must be held in Bilbao, Spain, where BBVA has its registered office, on the date indicated in the convening notice. A universal shareholders’ meeting, at which 100% of the share capital is present or duly represented, may take place anywhere in the world.

Right of Attendance

The owners of 500 or more ordinary shares which are duly registered in the book-entry record for ordinary shares at least five days prior to the date of the general shareholders’ meeting and who continue to hold such shares until the date of the meeting are entitled to attend. The holders of fewer than 500 ordinary shares may aggregate their shares by proxy to represent at least 500 ordinary shares and appoint a representative for the meeting.

Quorums

Under BBVA’s bylaws and the Spanish Companies Act, except as set forth below, general shareholders’ meetings will be duly constituted on the first convening if BBVA shareholders holding at least 25% of the voting share capital are present or represented by proxy. On the second convening of a general shareholders’ meeting, there is no quorum requirement.

Notwithstanding the above, according to the Spanish Companies Act certain special events require a quorum of shareholders, present or represented by proxy, holding at least 50% of the voting share capital on first convening of the general shareholders’ meeting and no less than 25% of the voting share capital on the second convening of the general shareholders’ meeting. Those special events include the adoption of resolutions concerning the following: (i) increases or decreases in capital; (ii) in general, any modification of the bylaws; (iii) issuances of bonds (not applicable to BBVA except with respect to convertible bonds); (iv) limitation or suppression of the preemptive rights to subscribe for new shares; (v) transformations, mergers, spin-offs and assignments of assets and liabilities; and (vi) the transfer of the registered office abroad.

Additionally, BBVA’s bylaws also require the presence, in person or represented by proxy, of two-thirds of the voting share capital on first convening or 60% of the voting share capital on the second convening, at general shareholders’ meetings in order to adopt resolutions that concern: (i) the change of the corporate purpose; (ii) the transformation of BBVA’s legal status; (iii) a full spin-off; (iv) the dissolution of BBVA; or (v) the amendment of the second paragraph of Article 25 of BBVA’s bylaws, which establishes this stricter quorum requirement.

Under Spanish law, the rights of shareholders may only be changed by an amendment to the bylaws that complies with the requirements described herein and under “—Attendance and Voting at Shareholders’ Meetings”.

Adoption of Resolutions and Majorities

Subject to the higher vote requirements described in the following paragraphs, the adoption of resolutions requires a simple majority vote at the general shareholders’ meeting, meaning that a resolution is adopted when the favorable votes exceed the votes against the adoption of the resolution.

The adoption of resolutions concerning the following: (i) increases or decreases in capital; (ii) in general, any modification of the bylaws; (iii) issuances of bonds (not applicable to BBVA except with respect to convertible bonds); (iv) limitations or elimination of the preemptive rights to subscribe for new shares; (v) transformations, mergers, spin-offs and assignments of assets and liabilities; and (vi) the transfer of the registered office abroad, shall require the favorable vote of (a) a majority of the share capital present or represented at the meeting if such share capital present or represented exceeds 50% of the total share capital, or (b) if the share capital present or represented by proxy on the second convening constitutes less than 50% but more than 25% of the total share capital, the approval of two-thirds of the share capital present or represented by proxy at such meeting. In addition, the adoption of resolutions that require special quorums according to our bylaws require a favorable vote of a majority of the share capital present or represented.

Validly adopted resolutions are binding on all the shareholders, including those who were absent, dissented or abstained from voting.

Any resolution adopted at the general shareholders’ meeting that is contrary to Spanish law, to the bylaws or to the general shareholders’ meeting regulations, or that are deemed detrimental to BBVA’s interests to the benefit of one or more shareholders or third parties can be contested. Any director, any third party who proves a legitimate interest, and any shareholder who acquired such status before the resolution was adopted, as long as they represent at least 0.1% of the share capital of BBVA, may contest corporate resolutions. If the resolution is contrary to public order, it can be contested by any director, third party or any shareholder, even if he or she acquired such status after the resolution was adopted.

Appointment of Directors

Pursuant to our bylaws, our board of directors includes a minimum of five and a maximum of 15 directors who are elected by the general shareholders’ meeting (other than as described in the following paragraph regarding co-opted directors). Directors are appointed for a term of three years, and may be re-elected one or more times for successive terms not exceeding three years.

Under the Spanish Companies Act, in the event of a vacancy on the BBVA Board of Directors, a shareholder or group of shareholders that owns an aggregate number of ordinary shares equal to or greater than the result of dividing the total capital stock by the number of directors on the BBVA Board of Directors, has the right to appoint a corresponding proportion of the directors (rounded down to the nearest whole number) to the Board of Directors. Shareholders who exercise the right to appoint directors in accordance with the above may not vote on the appointment of other directors to the BBVA Board of Directors. Under the Spanish Companies Act, the BBVA Board of Directors may also designate directors by interim appointment to fill vacancies (co-option). If a director has been co-opted, such director will have a term of office ending on the first general shareholders’ meeting held following such co-option. The general shareholders’ meeting may then ratify such director’s appointment for the term of office remaining of the director whose vacancy has been covered through co-option, or appoint such director for the term of office established under our bylaws (currently, three years).

Under Spanish law, any new directors shall comply with the suitability criteria set forth in, among other applicable legislation, Law 10/2014, Royal Decree 84/2015, of February 13 and Bank of Spain Circular 2/2016, of February 2.

Preemptive Rights

Pursuant to the Spanish Companies Act, shareholders have preemptive rights to subscribe for (i) new ordinary shares issued in the context of a capital increase involving cash contributions (except where the capital increase is due to the conversion of convertible securities into BBVA ordinary shares, the absorption of another company, or the absorption of all or part of the assets of another company by means of a spin-off of such company) and (ii) securities which are convertible into BBVA ordinary shares. These preemptive rights may be completely or partially excluded in certain circumstances in accordance with the Spanish Companies Act, following a resolution passed at the general shareholders’ meeting (which may, for example, authorize the Board of Directors to exclude preemptive rights). BBVA reserves the right to propose to the general shareholders’ meeting that such preemptive rights be completely or partially excluded in any future issuance of new ordinary shares or securities which are convertible into BBVA ordinary shares.

Dividends and Distributions

Shareholders have the right to participate in the distribution of corporate earnings. Pursuant to our bylaws, dividends may be paid in cash or in kind.

Once the requirements under Spanish law and our bylaws are satisfied, dividends may be distributed and charged to the year’s profit or unrestricted reserves, provided that the value of BBVA’s total net assets is not, or as a result of such dividend would not be, less than BBVA’s share capital. See “Item 4. Information on the Company—Business Overview—Supervision and Regulation—Dividends” of our Annual Report.

“Final” dividends for a year are proposed by the Board of Directors to be approved by the annual general shareholders’ meeting following the end of the year to which they relate. Additionally, the Board of Directors may approve the payment of “interim” dividends on account of the year’s end profits following the fulfilment of certain requirements under Spanish law, which payment is endorsed by the annual general shareholders’ meeting. Interim and final dividends are payable to shareholders of record on the record date for the dividend payment. Any unclaimed cash dividends revert to BBVA five years after declaration.

In addition, upon a liquidation, shareholders have the right to participate in the distribution of any net assets.

Form and Transfer

Ordinary shares are registered in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally (solidariamente) liable for all obligations arising from their status as shareholders.

Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”), which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of ordinary shares which reflects (i) one or several proprietary accounts which show the balances of the participating entities’ (entidades participantes) proprietary accounts; (ii) one or several general third-party accounts that show the overall balances that the participating entities hold for third parties; (iii) individual accounts opened in the name of the owner, either an individual or legal person; and (iv) individual special accounts of financial intermediaries which use the optional procedure of settlement of orders. Each participating entity, in turn, maintains the detail records of the owners of the shares held in their general third-party accounts.

Transfers of ordinary shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer, through or with the participation of a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of ordinary shares may also be subject to certain fees and expenses.

Reporting Requirements

As our ordinary shares are listed on the Spanish Stock Exchanges, the acquisition or disposition of ordinary shares by shareholders must be reported within four business days of the acquisition or disposition to BBVA and the CNMV where:

•         in the case of an acquisition, the acquisition results in that person or group holding 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of BBVA’s total voting rights; or

•         in the case of a disposal, the disposition reduces shares held by a person or group below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of BBVA’s total voting rights.

The reporting requirements apply not only to the purchase or transfer of shares, but also to those transactions in which, without a purchase or transfer, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of BBVA on the basis of the information reported to the CNMV and disclosed by it.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares with voting rights, will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with applicable Spanish regulations. In addition, cash settled instruments creating long positions on underlying listed shares (such as BBVA’s) shall be disclosed if the specified shareholding thresholds are reached or exceeded. Cash holdings and holdings derived from financial instruments shall be aggregated for disclosure purposes. A disclosure exemption for shareholding positions held by financial entities in their trading books as a result of the securities administration and custody services rendered by such financial entities is available pursuant to Article 33.2 of the Spanish Royal Decree 1362/2007. In the event that the individual or legal entity entering into the relevant transaction is a non-Spanish resident, notice must also be given to the Spanish Registry of Foreign Investments (Registro de Inversiones Exteriores) of the Ministry of Economic Affairs and Digital Transformation (Ministerio de Asuntos Económicos y Transformación Digital). See “—Exchange Controls and Restrictions on Foreign Investment” below.

In the case of individuals or legal entities resident in jurisdictions designated as tax havens or in countries or territories levying no taxes or with which Spain has no effective exchange of tax information, the threshold that triggers the obligation to disclose the acquisition or disposition of shares is reduced to 1% (and successive multiples of 1%).

Additionally, since BBVA is a credit entity, any person who intends to acquire a significant participation in BBVA’s share capital must comply with certain obligations imposed by the Bank of Spain. See “—Restrictions on Acquisitions of Ordinary Shares”.

Requirements Applicable to Purchases by BBVA and its Directors and Senior Managers

Acquisition of Own Shares

BBVA is required to report to the CNMV any acquisition by BBVA or any of its affiliates, of BBVA’s own shares which, together with all other acquisitions since the last notification, reaches or exceeds 1% of BBVA’s share capital (irrespective of whether any own shares have been sold in the same period). In such circumstances, the notification must be made within four stock exchange business days and include the number of shares acquired since the last notification (detailed by transaction), the number of shares sold (detailed by transaction) and the resulting net holding of treasury shares.

Acquisition of Shares by BBVA Directors and Senior Managers

Each member of the BBVA Board of Directors must report to BBVA and the CNMV, the percentage of voting rights held at the time such director joined the Board of Directors and at the time they ceased to be members. Furthermore, each member of the BBVA Board of Directors must similarly report any acquisition or disposition, regardless of size, of BBVA shares, debt instruments issued by BBVA, derivatives and other financial instruments linked thereto within three business days of such acquisition or disposition. Senior managers of BBVA, as well as persons closely associated to them or to BBVA directors, are also subject to the abovementioned reporting rules.

Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the Council of March 14, 2012 on short selling and certain aspects of credit default swaps (as further supplemented by several delegated regulations regulating technical aspects necessary for its effective enforceability and to ensure compliance with its provisions), net short positions on shares listed on the Spanish Stock Exchanges (including BBVA shares) equal to, or in excess of, 0.2% of the relevant entity’s share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

The notification or disclosure mentioned above shall be made not later than at 15:30 (CET) on the trading day following the day when the relevant threshold was reached, exceeded or fallen below.

Notification is mandatory even if the same position has already been notified to the CNMV in compliance with transparency obligations previously in force.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation 826/2012, according to the format approved as Annex II of such Regulation. The information will be published, where appropriate, on a web page operated or supervised by the CNMV.

Moreover, pursuant to Regulation 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (for example, serious financial, monetary or budgetary problems, which may lead to financial instability or unusual volatility causing significant downward spirals in any financial instrument); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the European Securities and Markets Authority (“ESMA”), take any one or more of the following measures:

•         impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•         restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10.0% or more in the case of a liquid share such as a BBVA share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several European Union member states and the competent authorities of these member states have not taken adequate measures to address it.

Change of Control Provisions and Tender Offers

Certain antitrust regulations may delay, defer or prevent a change of control of BBVA in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Spanish regulation of takeover bids may also delay, defer or prevent a change of control of BBVA or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. Law 6/2007 and Royal Decree 1066/2007 set forth the Spanish rules governing takeover bids. In particular:

•         a bidder must make a tender offer in respect of 100% of the issued share capital of a target company if:

☐     it acquires an interest in shares which (taken together with shares in which persons acting in concert with it are interested) carry 30% or more of the voting rights of the target company;

☐     it acquires an interest in shares which (taken together with shares in which persons acting in concert with it are interested) carry less than 30% of the voting rights but enable the bidder to appoint a majority of the members of the target company’s board of directors; or

☐     it held 30% or more but less than 50% of the voting rights of the target company on the date the law came into force, and subsequently:

•         acquires, within 12 months, an additional interest in shares which carries 5% or more of such voting rights;

•         acquires an additional interest in shares so that the bidder’s aggregate interest carries 50% or more of such voting rights; or

•         acquires an additional interest in shares which enables the bidder to appoint a majority of the members of the target company’s board of directors;

•         if a bidder’s actions do not fall into the categories described above, such acquisition may qualify as an “a priori” or partial tender offer (i.e., in respect of less than 100% of the issued share capital of a target company), in which case such bidder would not be required to make a tender offer in respect of 100% of the issued share capital of a target company;

•         the board of directors of a target company is exempt from the rule prohibiting certain board interference with a tender offer (the “passivity rule”), provided that (i) it has been authorized by the general shareholders’ meeting to take action or enter into a transaction which could disrupt the offer, or (ii) it has been released from the passivity rule by the general shareholders’ meeting vis-à-vis bidders whose boards of directors are not subject to an equivalent passivity rule;

•         defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer unless the general shareholders’ meeting resolves otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected may be entitled to compensation); and

•         if, as a result of a tender offer in respect of 100% of the issued share capital of a target company, the bidder acquires an interest in shares representing at least 90% of the voting rights of the target company and the offer has been accepted by investors representing at least 90% of the voting rights of the target company (provided such voting rights are distinct from those already held by the bidder), the bidder may force the holders of the remaining share capital of the company to sell their shares. The minority holders shall also have the right to force the bidder to acquire their shares under these same circumstances.

As further described below in “—Restrictions on Acquisitions of Ordinary Shares”, since BBVA is a bank, it is necessary to obtain approval from the Bank of Spain in order to acquire a number of shares considered to be a significant participation under Law 10/2014. Also, any agreement that contemplates BBVA’s merger with another credit entity requires the authorization of the Ministry of Economic Affairs and Digital Transformation (Ministerio de Asuntos Económicos y Transformación Digital). This could delay, defer or prevent a change of control of BBVA or any of its subsidiaries that are credit entities in the event of a merger.

Exchange Controls and Restrictions on Foreign Investments

In 1991, Spain adopted the European Union standards for free movement of capital and services. As a result, exchange controls and restrictions on foreign investments have generally been abolished and foreign investors may transfer invested capital, capital gains and dividends out of Spain without limitation as to amount, subject to applicable taxes. See “Item 10. Additional Information—Taxation” of the Annual Report.

Pursuant to Spanish Law 18/1992 on Foreign Investments and Royal Decree 664/1999, foreign investors may freely invest in shares of Spanish companies, except in the case of certain strategic industries.

However, Royal Decree 664/1999 and Law 19/2003, on exchange controls and foreign transactions, as amended, require that all foreign investments in Spain (and the liquidations of such investments) be notified to the Spanish Registry of Foreign Investments (Registro de Inversiones Exteriores) of the Ministry of Economic Affairs and Digital Transformation (Ministerio de Asuntos Económicos y Transformación Digital) for administrative statistical and economical purposes. In particular, shares in Spanish companies acquired or held by foreign investors must be reported to the Spanish Registry of Foreign Investments by the depositary bank or relevant Iberclear participating entity. Moreover, when a foreign investor acquires shares in a company that is subject to the reporting requirements of the CNMV, such foreign investor must also give notice directly to the CNMV and, if applicable, to the relevant Spanish Stock Exchanges if such acquisition results in such foreign investor exceeding certain ownership thresholds. See “—Reporting Requirements”.

In certain circumstances, the Council of Ministers may agree to suspend the application of Royal Decree 664/1999, if the investments, due to their nature, form or condition, affect or may potentially affect activities relating to the exercise of public powers, national security or public health. Law 19/2003 authorizes the Spanish government to impose specific limits or prohibitions, related to specific third countries, when such measures have been previously approved by the European Union or by an international organization to which Spain is member. Should the general regime be suspended, the affected investor shall obtain prior administrative authorization.

Investment by foreigners domiciled in enumerated tax haven jurisdictions (as defined by applicable Spanish regulations) is subject to special reporting requirements.

Restrictions on Acquisitions of Ordinary Shares

BBVA’s bylaws do not provide any restrictions on the ownership of ordinary shares. Because BBVA is a Spanish bank, however, the acquisition or disposition of a significant participation of BBVA shares is subject to certain restrictions. Such restrictions may impede a potential acquirer’s ability to acquire BBVA shares and gain control of BBVA.

Pursuant to Law 10/2014, any individual or corporation, acting alone or in concert with others, intending to directly or indirectly acquire a significant holding in a Spanish financial institution (as defined in Article 16 of Law 10/2014) or to directly or indirectly increase its holding in such way that either the percentage of voting rights or of capital owned were equal to or more than any of the thresholds of 20%, 30% or 50%, or by virtue of the acquisition, might take control over the financial institution, must first notify the Bank of Spain. For the purpose of Law 10/2014, a significant participation is considered to be 10% of the outstanding share capital or voting rights of a financial institution or a lower percentage if such holding allows for the exercise of a significant influence. Secondary legislation will specify when “significant influence” exists; in any case, according to Royal Decree 84/2015, of February 13, the capacity to appoint or dismiss a Board member will be considered “significant influence”.

The Bank of Spain will be responsible for evaluating the proposed transaction, in accordance with the terms established by Law 10/2014 (as stated in Article 18.1 of Law 10/2014) with a view to guaranteeing the sound and prudent operation of the target financial institution. The Bank of Spain will then submit a proposal to the European Central Bank, which will be in charge of deciding upon the proposed transaction in the term of 60 business days after the date on which the notification was received.

Any acquisition made without such prior notification, or conducted before 60 business days have elapsed since the date of such notification, or made in circumstances where the European Central Bank has objected, will produce the following results:

•         the acquired shares will have no voting rights;

•         if considered appropriate, the target bank may be taken over by the relevant regulator or its directors replaced in accordance with Title III of Law 10/2014; and

•         a sanction may be imposed under Title IV of Law 10/2014.

Any individual or institution that intends to sell its significant participation in a bank or reduce its participation below the above-mentioned percentages, or which, because of such sale, will lose control of the entity, must give prior notice to the Bank of Spain, indicating the amount it intends to sell and the period in which the transaction is to be executed. Non-compliance with this requirement may result in sanctions.

Furthermore, pursuant to Law 10/2014, any natural or legal person, or such persons acting in concert, who has acquired, directly or indirectly, a holding in a Spanish bank so that the proportion of the voting rights or of the capital held reaches or exceeds 5%, must immediately notify in writing the Bank of Spain and the relevant Spanish bank, indicating the size of the acquired holding.

Shareholders’ Agreements

Royal Legislative Decree 4/2015 of October 23, as amended (the “Spanish Securities Market Act”) and the Spanish Companies Act require parties to disclose certain types of shareholders’ agreements that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to BBVA’s shares, they must disclose the execution, amendment or extension of such agreements to BBVA and the CNMV and file such agreements with the appropriate Commercial Registry. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a material infringement of the Spanish Securities Market Act. In particular, a shareholders’ agreement will have no effect with respect to the regulation of the right to vote in general shareholders’ meetings and restrictions or conditions on the free transferability of shares and bonds convertible into shares until such time as the aforementioned disclosure and filing are made.

Upon request by the interested parties, the CNMV may waive the requirement to disclose and file a shareholder’s agreement when making the shareholders’ agreement public could cause harm to the affected company.

Payment of Taxes

Holders of ordinary shares are responsible for any taxes or other governmental charges payable on their ordinary shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from BBVA, will:

•         refuse to effect any registration of transfer of such ordinary shares or any split-up or combination thereof until such payment is made; or

•         withhold or deduct from any distributions on such ordinary shares or sell for the account of the holder thereof any part or all of such ordinary shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such ordinary shares remaining liable for any deficiency.

Exercise of Spanish Bail-in Power and Other Resolution Tools

Our ordinary shares (including those represented by ADSs) may be subject to the exercise of the Spanish Bail-in Power (including a Non-Viability Loss Absorption) by the Spanish Resolution Authority, which may include and result in any of the following, or some combination thereof: (1) the cancellation of such securities; (2) the transfer of such securities to creditors of BBVA; (3) the conversion of other securities or obligations of BBVA into ordinary shares of BBVA thereby diluting the shareholding of the holders of ordinary shares; and (4) the variation of the terms of such securities or the rights of the holders thereunder, including to give effect to the exercise of the Spanish Bail-in Power (including a Non-Viability Loss Absorption) by the Spanish Resolution Authority. See “Item 3. Key Information—Risk Factors—Legal, Regulatory, Tax and Reporting Risks—Regulatory Risks—Bail-in and write-down powers under the BRRD and the SRM Regulation may adversely affect our business and the value of any securities we may issue” in our Annual Report.

Non-Voting, Redeemable and Privileged Shares

Our bylaws authorize us to issue non-voting, redeemable and privileged shares. As of the date of the filing of this Annual Report, we have no non-voting, redeemable or privileged shares outstanding. The provisions of our bylaws relating to such shares are described below.

Privileged Shares

BBVA may issue shares that confer some privilege over ordinary shares under legally established terms and conditions, complying with the formalities prescribed for amending our bylaws.

Redeemable Shares

BBVA may issue shares that are redeemable at our or the holders’ request, or both, for a nominal amount no greater than one quarter of our share capital. Redemption of any such shares may only occur according to the terms set forth when they are issued. If the redemption right was attributed exclusively to us, we may not enforce it until three years have elapsed since the issue. Redeemable shares must be fully paid up at the time of their subscription.

The redemption of redeemable shares must be charged to earnings or to free reserves or be made with the proceeds of a new share issuance made under a resolution from the general shareholders’ meeting or, as the case may be, from the Board of Directors, for the purpose of financing the redemption transaction. If the redemption of these shares is charged to earnings or to free reserves, the Company must set up a reserve for the amount of the nominal value of the shares redeemed. If the redemption is not charged to earnings or free reserves or made with the proceeds of the issuance of new shares, it may only be carried out under the requirements established for the reduction of share capital by refunding contributions.

Non-Voting Shares

BBVA may issue shares with no voting rights within legally established limits. Holders of such shares are entitled to receive a minimum fixed or variable annual dividend, as resolved by the general shareholders’ meeting and/or the Board of Directors at the time of deciding to issue the shares. In addition, the right of non-voting shares to accumulate unpaid dividends whenever funds to pay dividends are not available, any preemptive subscription rights associated with non-voting shares, and the ability of holders of non-voting shares to recover voting rights must be established at the time of deciding to issue the shares. Once the minimum dividend has been agreed upon, holders of non-voting shares will be entitled to the same dividend as holders of ordinary shares.

Certain Other Provisions Regarding Shareholders’ Rights

Our bylaws do not contain any provisions relating to sinking funds or potential liability of shareholders to further capital calls by us.

Certain Powers of the Board of Directors

Provisions regarding directors are generally contained in our bylaws. In addition, our board regulations govern the internal procedures and operation of the Board of Directors and its committees and directors’ rights and duties as described in their respective charters.

The board regulations prohibit a director from deliberating or voting on resolutions or decisions in which they or a related party may have a direct or indirect conflict of interest (unless such decisions are related to the appointment or removal of positions on the management body). The board regulations require that directors resign from their position upon reaching 75 years of age, and must submit their resignation at the first meeting of the Board of Directors to be held after the general shareholders’ meeting approving the accounts for the financial year in which they reach said age. Directors are not required to hold shares of BBVA in order to be appointed as such.

Information about directors’ compensation, including remuneration in shares, is included under “Item 6. Directors, Senior Management and Employees—Compensation” in our Annual Report.

DESCRIPTION OF BBVA AMERICAN DEPOSITARY SHARES

The depositary, The Bank of New York Mellon (the “Depositary”), registers and delivers BBVA ADSs. Each BBVA ADS represents an ownership interest in one ordinary share. The ordinary shares will be deposited with BBVA, The Bank of New York Mellon’s custodian in Spain. Each BBVA ADS will also represent securities, cash or other property deposited with The Bank of New York Mellon but not distributed to BBVA ADS holders. The Bank of New York Mellon’s corporate trust office is located at 240 Greenwich Street, New York, NY 10286.

BBVA ADSs may be held either (A) directly (i) by having an American Depositary Receipt, also referred to as a BBVA ADR, which is a certificate evidencing a specific number of BBVA ADSs, registered in the holder’s name, or (ii) by having BBVA ADSs registered in the holder’s name in the Direct Registration System (“DRS”), or (B) indirectly by holding a security entitlement in BBVA ADSs through a broker or other financial institution. If a person holds BBVA ADSs directly, such person is an ADS registered holder. The information provided in this section “Description of BBVA American Depositary Shares” describes the rights and procedures for ADS registered holders. Persons who hold BBVA ADSs indirectly must rely on the procedures of their broker or other financial institution to assert the rights of BBVA ADS registered holders described herein.

The DRS is a system administered by The Depository Trust Company (“DTC”) pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

BBVA ADS holders are not BBVA shareholders and do not have shareholder rights. Because The Bank of New York Mellon will actually hold the underlying ordinary shares, holders must rely on The Bank of New York Mellon to exercise the rights of a shareholder. The obligations of The Bank of New York Mellon are set out in the Deposit Agreement. The Deposit Agreement and the BBVA ADSs are governed by New York law.

The following is a summary of certain material terms of the Deposit Agreement. The Deposit Agreement is included as Exhibit 1 to BBVA’s Registration Statement on Form F-6 filed with the SEC on November 5, 2007.

Deposit and Withdrawal of Deposited Securities

The Depositary has agreed that upon the execution in favor of the Depositary or its nominee and delivery to the custodian or Depositary (if to the Depositary, then at the expense and risk of the depositor) of either (i) a certificate of title which has been executed by a Spanish stockbroker and, if required, certificates representing such shares to the custodian together with any documents and payments required under the Deposit Agreement or (ii) any other evidence of ownership of shares as recognized under the laws of Spain from time to time, and acceptable to the custodian, the Depositary will have for delivery at the Depositary’s corporate trust office to or upon the order of the person specified by the depositor at the address set forth above, upon payment of the fees, charges and taxes provided in the Deposit Agreement, registered in the name of such person or persons as specified by the depositor, the number of BBVA ADSs issuable in respect of such deposit.

Upon surrender of BBVA ADSs at the Depositary’s corporate trust office, together with written instructions from the person or persons in whose name the BBVA ADSs are registered, and upon payment of such charges as are provided in the Deposit Agreement and subject to its terms, the Depositary will request the execution of evidence of ownership in favor of such persons designated in the written instrument and the delivery of such evidence of ownership (by book-entry transfer or physical delivery) of the deposited shares represented by the surrendered BBVA ADSs and any other property that the surrendered BBVA ADSs represent the right to receive. Such delivery is to take place at the office of the custodian or at the Depositary’s office as the person designated in the written instructions may request.

If a person presents for deposit shares with different distribution rights than other deposited shares, the Depositary must identify them separately until such time as the distribution rights are the same.

Dividends, Other Distributions and Rights

The Depositary has agreed to pay to holders of BBVA ADSs the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses and according to applicable law. Holders of BBVA ADSs will receive these distributions in proportion to the number of shares their BBVA ADSs represent.

Cash

The Bank of New York Mellon will convert all cash dividends and other cash distributions in a foreign currency that it receives in respect of the deposited securities into U.S. dollars if in its judgment it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.

Before making a distribution, any withholding taxes that must be paid will be deducted. The Bank of New York Mellon will distribute only whole U.S. dollars and cents. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert euros into U.S. dollars, holders of BBVA ADSs may lose some or all of the value of the distribution.

Ordinary Shares

If a distribution by BBVA consists of a dividend in, or free distribution of, ordinary shares, The Bank of New York Mellon may, or if BBVA requests, will, subject to the Deposit Agreement, distribute to the holders of outstanding BBVA ADSs, in proportion to their holdings, additional BBVA ADSs representing the number of ordinary shares received as such dividend or free distribution if BBVA furnishes it with evidence that it is legal to do so. The Bank of New York Mellon will only distribute whole BBVA ADSs. It will sell ordinary shares which would require it to deliver fractional BBVA ADSs and distribute the net proceeds thereof in the same way as it does with cash. If the additional BBVA ADSs are not so distributed, each BBVA ADS will represent the additional ordinary shares distributed in respect of the ordinary shares represented by such BBVA ADS prior to such dividend or free distribution.

Rights. If BBVA offers or causes to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, The Bank of New York Mellon will either:

•         make such rights available to holders of BBVA ADSs by means of warrants or otherwise, if The Bank of New York Mellon determines that it is lawful and feasible to do so; or

•         if making such rights available is determined by The Bank of New York Mellon not to be lawful and feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments:

☐     on a stock exchange on which such rights are listed;

☐     on an over-the-counter market on which such rights are traded; or

☐     with the written approval of BBVA, at a private sale,

at such place or places and upon such terms as The Bank of New York Mellon may deem proper, and allocate the proceeds of such sales for the account of the holders of the BBVA ADSs entitled to those proceeds, upon an averaged or other practicable basis without regard to any distinctions among such holders of BBVA ADSs due to exchange restrictions, or the date of delivery of any ADSs or otherwise.

The net proceeds allocated to the holders of BBVA ADSs so entitled will be distributed to the extent practicable in the case of a distribution in cash. The Bank of New York Mellon will not offer such rights to holders of BBVA ADSs having an address in the United States unless BBVA furnishes to The Bank of New York Mellon (i) evidence that a registration statement under the Securities Act is in effect or (ii) an opinion from U.S. counsel for BBVA, in a form satisfactory to The Bank of New York Mellon, to the effect that such distribution does not require registration under the provisions of the Securities Act.

Ordinary shares issuable upon exercise of preemptive rights must be registered under the Securities Act in order to be offered to holders of BBVA ADSs. If BBVA decided not to register those ordinary shares, the preemptive rights would not be distributed to holders of BBVA ADSs. Pursuant to the Deposit Agreement under which the BBVA ADSs are issued, however, the Depositary will use its best efforts to sell such rights that it receives and will distribute the proceeds of the sale to holders of BBVA ADSs.

Other Distributions

The Bank of New York Mellon will remit to holders of BBVA ADSs any other item of value BBVA distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York Mellon may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution. The Bank of New York Mellon may sell, publicly or privately, what BBVA distributed and distribute the net proceeds in the same way as it does with cash.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any BBVA ADS holders. BBVA has no obligations to register BBVA ADSs, ordinary shares, rights or other securities under the Securities Act. BBVA also has no obligation to take any other action to permit the distribution of BBVA ADSs, ordinary shares, rights or anything else to BBVA ADS holders. This means that holders of BBVA ADSs may not receive the distributions BBVA makes on its shares or any value for them if it is illegal or impractical for BBVA or The Bank of New York Mellon to make such distributions available to them.

Payment of Taxes

Holders of BBVA ADSs will be responsible for any taxes or other governmental charges payable on their BBVA ADSs or on the deposited securities underlying their BBVA ADSs, including any taxes payable on transfer. The Bank of New York Mellon may, and upon instruction from BBVA, will:

•         refuse to effect any registration of transfer of such receipt or any split-up or combination thereof or any withdrawal of such deposited securities until such payment is made; or

•         withhold or deduct from any distributions on such deposited securities or sell for the account of the holder thereof any part or all of such deposited securities (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such receipt remaining liable for any deficiency.

Record Dates

The Bank of New York Mellon will fix a record date to establish which holders of BBVA ADSs are entitled to:

•         receive a dividend, distributions or rights;

•         receive the net proceeds of any sale;

•         give instructions for the exercise of voting rights at any such meeting; and

•         receive notice or solicitation to act in respect of any matter.

Voting of the Underlying Deposited Securities

BBVA has agreed in the Deposit Agreement that (i) the Depositary or its nominee, whichever is the registered holder of the ordinary shares represented by the BBVA ADSs, will have the same rights as any other registered holder of ordinary shares and (ii) consistent with BBVA’s bylaws, BBVA will observe the right of the Depositary, its nominee or registered holder of the ordinary shares to attend any ordinary or extraordinary general shareholders’ meeting and to vote or cause to be voted by proxy the ordinary shares with respect to the BBVA ADSs and that BBVA will not exercise any right it may have under its bylaws to reject or in any way impair such rights.

Once The Bank of New York Mellon receives notice in English of any matter affecting holders of ordinary shares, it will mail, as soon as practicable, such notice to the holders of BBVA ADSs. The notice will (i) contain the information in the notice of meeting, (ii) explain how holders as of a certain date may instruct The Bank of New York Mellon to vote the shares underlying their BBVA ADSs and (iii) contain a statement as to the manner in which instructions may be given.

The record holders of BBVA ADSs can instruct The Bank of New York Mellon to vote the shares underlying their BBVA ADSs. The Bank of New York Mellon will try, insofar as practicable, to cause the ordinary shares so represented to be voted in accordance with any nondiscretionary written instructions of BBVA ADS record holders received.

In the event the BBVA ADS record holders do not provide written instructions by a specified date, The Bank of New York Mellon will deem the BBVA ADR holder to have instructed it to give discretionary proxy to a person designated by the BBVA Board of Directors. However, this proxy must not be given to such a person if the Board of Directors informs The Bank of New York Mellon, in writing, that the Board of Directors either does not wish the proxy to be given, that substantial opposition exists or that the matter at hand materially affects the rights of BBVA shareholders.

Facilities and Register

The Bank of New York Mellon will maintain at its transfer office:

•         facilities for the delivery and surrender of ordinary shares;

•         facilities for the withdrawal of ordinary shares;

•         facilities for the execution and delivery, registration, registration of transfer, combination and split-up of BBVA ADSs and the withdrawal of deposited securities; and

•         a register for the registration and transfer of BBVA ADSs which, at all reasonable times, shall be open for inspection by holders of BBVA ADSs.

Reports and Notices

The Bank of New York Mellon will, at BBVA’s expense:

•         arrange for the custodian to provide The Bank of New York Mellon copies in English of any reports and other communications that are generally made available by BBVA to holders of ordinary shares; and

•         arrange for the mailing of such copies to all holders of BBVA ADSs.

BBVA has delivered to The Bank of New York Mellon and the custodian a copy of the provisions of or governing ordinary shares. Promptly after any amendment, BBVA will deliver to The Bank of New York Mellon and the custodian a copy in English of such amended provisions. The Bank of New York Mellon may rely upon such copy for all the purposes of the Deposit Agreement.

The Bank of New York Mellon will, at BBVA’s expense, make available for inspection by BBVA ADS holders at the corporate trust office, the office of the custodian and at any other designated transfer office any reports and communications received from BBVA that are made generally available to holders of ordinary shares.

Amendment and Termination of the Deposit Agreement

The BBVA ADSs and the Deposit Agreement may at any time be amended by agreement between BBVA and The Bank of New York Mellon.

Any amendment that would impose or increase any charges (other than transmission and delivery charges incurred at the request of depositors of ordinary shares or holders of BBVA ADSs, transfer, brokerage, registration fees and charges in connection with conversion of currencies, and taxes and other governmental charges) or that will otherwise prejudice any substantial existing right of BBVA ADS holders will not become effective as to outstanding BBVA ADRs until three months have expired after notice of such amendment has been given to the holders of the BBVA ADRs.

In no event will any amendment impair the right of any BBVA ADS holder to surrender such BBVA ADSs and receive in return the ordinary shares and other property which those surrendered BBVA ADSs represent, except in order to comply with mandatory provisions of applicable law.

At BBVA’s direction, The Bank of New York Mellon will terminate the Deposit Agreement by giving notice of such termination to the record holders of BBVA ADSs at least 30 days prior to the date fixed in that notice for the termination. The Bank of New York Mellon may terminate the Deposit Agreement at any time commencing 90 days after delivery of a written resignation, provided that no successor Depositary has been appointed and no successor Depositary has accepted its appointment before the end of those 90 days.

After the date that has been fixed for termination, The Bank of New York Mellon and its agents will perform no further acts under the Deposit Agreement, other than:

•         advise record holders of BBVA ADSs of such termination;

•         receive and hold distributions on ordinary shares; and

•         deliver ordinary shares and distributions in exchange for BBVA ADSs surrendered to The Bank of New York Mellon.

As soon as practicable after the expiration of six months from the date that has been fixed for termination, The Bank of New York Mellon will sell ordinary shares and other deposited securities and may hold the net proceeds of any such sale together with any other cash then held by it under the provisions of the Deposit Agreement, without liability for interest, for the pro rata benefit of the holders of BBVA ADRs that have not yet surrendered their BBVA ADRs.

Fees and Expenses

The fees payable under the Deposit Agreement, either directly or indirectly, by a holder of ADSs are set forth under “Item 12. Description of Securities Other than Equity Securities—American Depositary Shares” in our Annual Report.

The Depositary collects its fees for delivery and surrender of BBVA ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the BBVA ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Limitations on Obligations and Liability to BBVA ADS Holders

The Deposit Agreement expressly limits BBVA’s obligations and the obligations of The Bank of New York Mellon, and it limits BBVA’s liability and the liability of The Bank of New York Mellon. BBVA and The Bank of New York Mellon:

•         are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•         are not liable for any action or inaction if either relies upon the advice of, or information from, legal counsel, accountants, any person presenting shares for deposit, any holder, or any other person believed to be competent to give such advice or information;

•         are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Deposit Agreement;

•         are not liable if either exercises discretion permitted under the Deposit Agreement;

•         have no obligation to become involved in a lawsuit or other proceeding related to the BBVA ADSs or the Deposit Agreement on behalf of holders of BBVA ADSs or on behalf of any other party; and

•         may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.

The Bank of New York Mellon will not be liable for its failure to carry out any instructions to vote BBVA’s securities or for the effects of any such vote.

Other General Limitations on Liability to BBVA ADS Holders

Neither The Bank of New York Mellon, its agents, nor BBVA will incur any liability if prevented or delayed in performing its obligations under the Deposit Agreement by reason of:

•         any present or future law;

•         any act of God;

•         a war;

•         the threat of any civil or criminal penalty; or

•         any other circumstances beyond their respective control.

The obligations and liabilities of BBVA and its agents and The Bank of New York Mellon and its agents under the Deposit Agreement are expressly limited to performing their respective obligations specifically set forth and undertaken by them to perform in the Deposit Agreement without negligence or bad faith.

In the Deposit Agreement, BBVA and The Bank of New York Mellon agree to indemnify each other under certain circumstances.

General

The Bank of New York Mellon will act as registrar of the BBVA ADSs or, upon BBVA’s request or approval, appoint a registrar or one or more co-registrars for registration of the BBVA ADRs evidencing the BBVA ADSs in accordance with the requirements of NYSE or of any other stock exchange on which the BBVA ADSs may be listed. Such registrars or co-registrars may be removed and a substitute or substitutes appointed by The Bank of New York Mellon upon BBVA’s request or with BBVA’s approval.

Any transfer of the BBVA ADSs is registrable on the books of The Bank of New York Mellon. However, The Bank of New York Mellon may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties or at BBVA’s request.

As a condition precedent to the execution and delivery, registration of transfer, split-up or combination of any BBVA ADS or the delivery of any distribution or the withdrawal of any ordinary shares or any property represented by the BBVA ADS, The Bank of New York Mellon or the custodian may, and upon BBVA’s instructions will, require from the BBVA ADR holder or the presenter of the BBVA ADS or the depositor of the ordinary shares:

•         payment of a sum sufficient to pay or reimburse the custodian, The Bank of New York Mellon or BBVA for any tax or other governmental charge and any stock transfer or brokerage fee or any charges of the Depositary upon delivery of the BBVA ADS or upon surrender of the BBVA ADS, as set out in the Deposit Agreement;

•         the production of proof satisfactory to The Bank of New York Mellon or custodian of:

☐     identity or genuineness of any signature; and

☐     citizenship, residence, exchange control approval, and legal or beneficial ownership;

•         compliance with all applicable laws and regulations including the delivery of any forms required by Spanish law or custom in connection with the execution or delivery of evidence of ownership, with all applicable provisions of or governing the shares or any other deposited securities and with the terms of the Deposit Agreement; or

•         other information deemed necessary or proper.

The delivery, registration of transfer, split-up or combination of BBVA ADSs, or the deposit or withdrawal of shares or other property represented by BBVA ADSs, in any particular instance or generally, may be suspended during any period when the BBVA ADSs register is closed, or when such action is deemed necessary or advisable by The Bank of New York Mellon or BBVA at any time or from time to time.

Holders have the right to cancel their BBVA ADSs and withdraw the underlying shares at any time except:

•         when temporary delays arise because The Bank of New York Mellon or BBVA has closed its transfer books or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•         when BBVA ADS holders owe money to pay fees, taxes and similar charges; or

•         when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to BBVA ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

The Bank of New York Mellon, upon BBVA’s request or with BBVA’s approval, may appoint one or more co-transfer agents for the purpose of effecting registrations of transfers, combinations and split-ups of BBVA ADSs at designated transfer offices on behalf of The Bank of New York Mellon. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of BBVA ADSs and will be entitled to protection and indemnity to the same extent as The Bank of New York Mellon.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System (“Profile”) will apply to uncertificated BBVA ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS registered holder to register that transfer.

In connection with the arrangements and procedures relating to DRS and Profile, the parties to the Deposit Agreement understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of a BBVA ADS registered holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS registered holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through DRS and Profile and in accordance with the Deposit Agreement, will not constitute negligence or bad faith on the part of the Depositary.

Exercise of Spanish Bail-in Power and Other Resolution Tools

The ordinary shares of BBVA underlying the ADSs may be subject to the exercise of the Spanish Bail-in Power (including a Non-Viability Loss Absorption) by the Spanish Resolution Authority. See “—Description of BBVA Ordinary Shares— Exercise of Spanish Bail-in Power and Other Resolution Tools.”

DESCRIPTION OF BBVA 3.000% FIXED RATE SENIOR NOTES DUE 2020

BBVA’s 3.000% Fixed Rate Senior Notes due 2020 (the “Notes”) were issued under the indenture (the “Base Indenture”) dated July 25, 2013 among BBVA, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented, with respect to the Notes, by the First Supplemental Indenture, dated as of October 20, 2015, among BBVA and The Bank of New York Mellon, acting through its London Branch, as Trustee, paying agent (the “Paying Agent”) and transfer agent (the Base Indenture, as supplemented with respect to the Notes, the “Indenture”). The Bank of New York Mellon is also security registrar under the Indenture. The First Supplemental Indenture amends, restates and supplements the Base Indenture in certain material respects. The Base Indenture is included as Exhibit 4.9 to BBVA’s Registration Statement on Form F-3 filed with the SEC on July 25, 2013, and the First Supplemental Indenture is included as Exhibit 4.16 to BBVA’s report on Form 6-K furnished to the SEC on October 20, 2015 and incorporated by reference into such Registration Statement. Holders of the Notes may also obtain a copy of the Indenture from the Trustee.

This section entitled “Description of BBVA 3.000% Fixed Rate Senior Notes due 2020” is a summary of certain provisions of the Notes and the Indenture. It does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Notes and the Indenture, including the definitions of the terms provided therein. Whenever this section refers to specific provisions of or terms defined in the Indenture, we incorporate by reference into this section such specific provisions of or terms defined in the Indenture.

BBVA may issue future notes under other indentures or documentation which contain provisions different from those included in the Indenture. BBVA is not prohibited under the Notes or the Indenture from paying any amounts due under any of its obligations at a time when they are in default or have failed to pay any amounts due under the Notes or the Indenture.

General

The Notes were issued in $1,000,000,000 aggregate principal amount and will mature at 100% of their principal amount on October 20, 2020 (the “Maturity Date”). The Notes were issued in the form of one or more global certificates representing the Notes. DTC is the securities depositary for the Notes. Therefore, the Notes are issued only as registered securities registered in the name of Cede & Co. (DTC’s nominee), and BBVA has deposited with DTC one or more registered global certificates representing in aggregate the total number of the Notes.

As long as DTC or its nominee is the registered holder of such global certificates representing the Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such global certificates for all purposes under the Indenture and the Notes. Except as described below, owners of beneficial interests in a Note represented by a global certificate are not entitled to have the Notes represented by such global certificates registered in their names, may not receive or be entitled to receive physical delivery of certificated Notes and are not considered the holders of such Notes under the Indenture. Accordingly, each person owning a beneficial interest in a Note represented by a global certificate must rely on the procedures of DTC and, if that person is not a participant in DTC, on the procedures of the participant in DTC through which the person owns its interest, to exercise any rights of a beneficial owner under the Indenture. Beneficial interests in the Notes represented by such global certificates will be exchangeable for Notes represented by individual security certificates, or certificated Notes, and registered in the name or names of owners of such beneficial interests as specified in instructions provided by DTC to the Trustee only if: (i) DTC notifies BBVA that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by BBVA within 60 days after the date of such written notice from DTC, (ii) BBVA notifies the Trustee in writing that it has elected to cause the issuance of definitive registered Notes or (iii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes.

No Notes are entitled to the benefit of any sinking fund or similar custodial arrangement. All payments under the Notes are in U.S. dollars.

The Indenture provides that, in addition to the Notes, notes, bonds and other evidences of indebtedness of other series may in the future be issued thereunder without limitation as to aggregate principal amount. BBVA may from time to time, without the consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the previously issued Notes in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or issue price), so that such further issue may be consolidated and form a single series with the outstanding Notes; provided, however, that any such further issuance will only be made if either such additional notes are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or such further issuance is a “qualified reopening” as such term is defined under U.S. Treasury Regulations Section 1.1275-2(k)(3) promulgated under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Payment of Interest

The Notes bear interest at an annual rate of 3.000%. BBVA must pay interest in arrears on the Notes semi-annually on April 20 and October 20 of each year up to, and including, the Maturity Date or any date of earlier redemption. Each of the dates on which interest on the Notes is payable is referred to as an “Interest Payment Date”. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. On each Interest Payment Date for the Notes, BBVA must pay interest on the Notes for the period commencing on and including the immediately preceding Interest Payment Date for such Notes and ending on and including the day immediately preceding that Interest Payment Date.

If any Interest Payment Date falls on a day that is not a Business Day (as defined in the Indenture), the related interest or principal payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date. If the Maturity Date or date of earlier redemption falls on a day that is not a Business Day, payment of principal and interest on the Notes will be made on the next day that is a Business Day, and no interest on such Notes will accrue for the period from and after the Maturity Date or date of earlier redemption.

Interest on each Note is paid only to the person in whose name such Note is registered at the close of business on the 15th calendar day prior to the applicable Interest Payment Date (each such date, a “Regular Record Date”).

Payments of Additional Amounts

Any amounts to be paid with respect to the Notes must be paid without withholding or deduction for or on account of any and all present or future taxes or duties of whatever nature unless such withholding or deduction is required by law. In the event any such withholding or deduction is imposed or levied by or on behalf of Spain or any political subdivision or authority thereof or therein having the power to tax, BBVA has agreed to pay to the relevant holder such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by the holders, after such withholding or deduction equals the respective amounts of principal, premium, if any, interest, if any, and sinking fund payments, if any, which would otherwise have been receivable in respect of the Notes in the absence of such withholding or deduction.

Notwithstanding the foregoing, the Indenture specifies certain situations for which no such Additional Amounts are payable with respect to any Note.

Any reference to principal, interest or premium includes Additional Amounts to the extent payable in respect thereof.

Redemption

Optional Redemption of the Notes

BBVA may redeem all or a portion of the Notes at its election at any time or from time to time as set forth below. Notice of redemption shall be given by first-class mail postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at his or her address appearing in the register kept by the Trustee, with a copy being sent to the Trustee. See “—Common Terms” below. BBVA may redeem such Notes at a redemption price equal to the greater of:

•         100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date of such Notes; and

•         as determined by an Independent Investment Banker (as defined in the Indenture), the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon to the redemption date) discounted to the redemption date of the Notes being redeemed on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Indenture) plus 30 basis points for the Notes being redeemed, plus accrued and unpaid interest on the principal amount of such Notes (or any portion thereof) being redeemed to, but excluding, the redemption date of the Notes (or any portion thereof) being redeemed.

Early Redemption for Taxation

BBVA may redeem the Notes in whole but not in part if, as a result of any change in or amendment to the laws or regulations of Spain (including any treaty to which Spain is a party) or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change, amendment, application or interpretation becomes effective on or after October 15, 2015, BBVA would become obligated to pay Additional Amounts in making any payments under the Notes, as described in the section entitled “—Payments of Additional Amounts” above, with respect to such payment, provided that BBVA is not permitted to give notice to the Trustee of the redemption earlier than 60 days prior to the earliest date on which BBVA would be obligated to deduct or withhold tax or pay Additional Amounts were a payment on the Notes then due. In the event of such a redemption, the redemption price of the Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to, but excluding, the date of redemption.

If BBVA elects to redeem the Notes, they will cease to accrue interest from the redemption date, unless BBVA fails to pay the redemption price on the payment date.

In the case of any merger, consolidation, sale, conveyance or lease not considered an event of default, or in the case of any assumption of obligations under the Notes permitted by the Indenture by a successor, if the acquiring, resulting or successor corporation is not incorporated or tax resident in Spain, the acquiring, resulting or successor corporation will also be entitled to redeem the Notes in the circumstances described above for any change or amendment to, or change in the application or official interpretation of, the laws or regulations of such corporation’s jurisdiction of incorporation or tax residence, which change or amendment must, in the case of a substituted issuer, occur subsequent to the date of the merger, consolidation, sale, conveyance, lease or assumption.

Common Terms

If BBVA has elected to redeem the Notes but prior to the payment of the redemption price with respect to such redemption the Relevant Spanish Resolution Authority (for purposes of this section “Description of BBVA 3.000% Fixed Rate Senior Notes due 2020”, as defined in the Indenture) exercises its Spanish Bail-in Power (for purposes of this section “Description of BBVA 3.000% Fixed Rate Senior Notes due 2020”, as defined in the Indenture) with respect to BBVA, the relevant redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption price will be due and payable.

Status

The Notes constitute direct, unconditional, unsubordinated and unsecured obligations of BBVA and, upon the insolvency (concurso de acreedores) of BBVA, in accordance with and to the extent permitted by the Insolvency Law and other applicable laws relating to or affecting the enforcement of creditors’ rights in Spain (including, without limitation, Additional Provision 14.2 of Law 11/2015), the payment obligations of BBVA under the Notes with respect to claims for principal (which claims will constitute ordinary claims) will rank:

(A)   junior to any (I) privileged claims (créditos privilegiados) (which shall include, among other claims, any claims in respect of deposits for the purposes of Additional Provision 14.1 of Law 11/2015) and (II) claims against the insolvency estate (créditos contra la masa);

(B)   pari passu without any preference or priority among themselves and with all other Senior Preferred Obligations; and

(C)   senior to (I) any Senior Non-Preferred Obligations and (II) all subordinated obligations of or claims against BBVA (créditos subordinados), present and future.

“Insolvency Law” means Law 22/2003 of July 9 on Insolvency (Ley 22/2003, de 9 de julio, concursal), as amended, replaced or supplemented from time to time.

“Senior Non-Preferred Obligations” means the obligations of BBVA with respect to (i) the payment of principal under any senior non-preferred notes and (ii) all other ordinary claims, present and future, which, upon the insolvency (concurso de acreedores) of BBVA are expressed to rank within the ordinary claims but junior to Senior Preferred Obligations.

“Senior Preferred Obligations” means the obligations of BBVA with respect to (i) the payment of principal under any senior preferred notes (including the Notes) and (ii) all other ordinary claims, present and future, other than Senior Non-Preferred Obligations.

Claims of holders in respect of interest on the Notes accrued but unpaid as of the commencement of any insolvency proceeding in respect of BBVA shall constitute subordinated claims (créditos subordinados) against BBVA ranking in accordance with the provisions of the Insolvency Law (including, without limitation, junior to claims on account of principal in respect of contractually subordinated obligations of BBVA, unless otherwise provided by the Insolvency Law or other applicable laws relating to or affecting the enforcement of creditors’ rights in Spain).

Moreover, the Notes are subject to, can be varied, or can change form, if necessary, to give effect to, the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority, and no holder of any Note shall have any claim against BBVA in connection with or arising out of any such exercise. No repayment of payment of Amounts Due (as defined in the Indenture) on the Notes will become due and payable or be paid after the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

Events of Default

Except as provided in the second paragraph immediately below, “Event of Default”, wherever used below with respect to the Notes, means any one of the following events:

•         default by BBVA in the payment of the principal of any Note when due and payable at its maturity and such default is not remedied within 14 days;

•         default by BBVA in the payment of any interest on or any Additional Amounts payable in respect of any Note when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 21 days;

•         default by BBVA in the payment of any premium or deposit of any sinking fund payment, when and as due by the terms of a Note, and such default is not remedied in 30 days;

•         default in the performance or breach of certain covenants or warranties of BBVA in the Indenture or the Notes, and continuance of such breach or default for a period of 30 days after there has been given, by registered or certified mail, to BBVA by the Trustee or to BBVA and the Trustee by any holder or the holders of any outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

•         an order is made by any competent court commencing insolvency proceedings (procedimientos concursales) against BBVA or an order of any competent court or administrative agency is made or a resolution is passed by BBVA for the dissolution or winding up of BBVA, except in any such case for the purpose of a reconstruction or a merger or amalgamation which has been approved by an Act (as defined in the Indenture) of the holders of the Notes, or where the entity resulting from any such reconstruction or merger or amalgamation is a financial institution (entidad de crédito according to Article 1 of Law 10/2014) and will have a rating for long-term senior debt assigned by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings Ltd. equivalent to or higher than the rating for long-term senior debt of BBVA immediately prior to such reconstruction or merger or amalgamation;

•         BBVA is adjudicated or found bankrupt or insolvent by any competent court, or any order of any competent court or administrative agency is made for, or any resolution is passed by BBVA to apply for, judicial composition proceedings with its creditors for the appointment of a receiver or trustee or other similar official in insolvency proceedings (procedimientos concursales) in relation to BBVA or of a substantial part of its assets (unless in the case of an order for a temporary appointment, such appointment is discharged within 30 days);

•         BBVA (except for the purpose of an amalgamation, merger or reconstruction approved by an Act of the holders of the Notes, or where the entity resulting from any such amalgamation, merger or reconstruction will have a rating for long-term senior debt assigned by Standard & Poor’s Ratings Services, Moody’s Investors Service or Fitch Ratings Ltd. equivalent to or higher than the rating for long-term senior debt of BBVA immediately prior to such amalgamation, merger or reconstruction) ceases or threatens to cease to directly or indirectly carry on the whole or substantially the whole of its business; or

•         a holder of a security interest takes possession of the whole or any substantial part of the assets or business of BBVA or an order of any competent court or administrative agency is made for the appointment of an administrative or other receiver, manager, administrator or similar official in relation to BBVA or in relation to the whole or any substantial part of the business or assets of BBVA (in each case, other than in connection with a Resolution (as defined in the Indenture) or an Early Intervention (as defined in the Indenture) with respect to BBVA), or a distress or execution is levied or enforced upon or sued out against any substantial part of the business or assets of BBVA and is not discharged within 30 days.

For the purpose of the above definition, a report by the external auditors from time to time of BBVA as to whether any part of the business or assets of BBVA is “substantial” shall, in the absence of manifest error, be conclusive.

Notwithstanding the above, any Resolution or Early Intervention with respect to BBVA will not, in and of itself and without regard to any other fact or circumstance, constitute an Event of Default under the fifth and sixth bullet points set forth above with respect to the Notes. In addition, neither (i) a reduction or cancellation, in part or in full, of the Amounts Due on the Notes, or the conversion thereof into another security or obligation of BBVA or another person, in each case as a result of the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to BBVA, nor (ii) the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes, will constitute an Event of Default. See “—Agreement with Respect to the Exercise of the Spanish Bail-in Power”. In addition, no repayment or payment of Amounts Due on the Notes will become due and payable or be paid after the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, then the Trustee, acting pursuant to an Act of the holders of the Notes, with respect to all of the outstanding Notes, or the holder of any outstanding Note, with respect to such Note held by such holder, may declare the principal, or such lesser amount as may be provided for in the Notes (if applicable), of such Notes or Note, as the case may be, to be due and payable immediately in accordance with the terms of the Indenture.

At any time after such a declaration of acceleration with respect to the Notes or a Note, as the case may be, has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the holders of not less than a majority in principal amount of the outstanding Notes may, by Act rescind and annul such declaration and its consequences if:

•         BBVA has paid or deposited with the Trustee a sum of money sufficient to pay:

☐     all overdue installments of any interest on and Additional Amounts with respect to the Notes;

☐     the principal of and any premium on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon and any Additional Amounts with respect thereto at the rate or rates borne by or provided for in such Notes;

☐     to the extent that payment of such interest or Additional Amounts is lawful, interest upon overdue installments of any interest and Additional Amounts at the rate or rates borne by or provided for in such Notes (if applicable); and

☐     all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee under the Indenture; and

•         all Events of Default with respect to Notes, other than the non-payment of the principal of and any premium and interest on, and any Additional Amounts with respect to the Notes which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Subject to payment of the Trustee’s fees and expenses, the holders of not less than a majority in principal amount of the outstanding Notes on behalf of the holders of all of the Notes may, by Act waive any past Event of Default under the Indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any premium, or interest on, or any Additional Amounts with respect to, any Note or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of outstanding Notes.

No holder of any of the Notes has the right to institute any proceeding, judicial or otherwise, with respect to the Indenture or any remedy thereunder, unless (i) such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes; (ii) the holders of not less than 25% in principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee under the Indenture with respect to the Notes and such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the Trustee has failed to institute any such proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and (iv) the Trustee has not received any direction inconsistent with such written request during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Except as set forth in the immediately following paragraph, notwithstanding any other provision in the Indenture and the Notes, the right of each holder is absolute and unconditional, to receive payment of the principal of, any premium and, subject to certain provisions in the Indenture with respect to payment of defaulted interest, interest on, and any Additional Amounts with respect to, his or her Note or Notes on or after the respective maturity or maturities therefor specified in such Notes (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of such holder if provided in or pursuant to the Indenture, on or after the date such repayment is due) and to institute suit for the enforcement of any such payment, which cannot be impaired or affected without the consent of such holder, except that holders of not less than 75% in principal amount of outstanding Notes may consent by Act on behalf of the holders of all of the outstanding Notes, to the postponement of the maturity of any installment of interest for a period not exceeding three years from the original maturity of such installment (which original maturity shall have been fixed, for the avoidance of doubt, prior to any previous postponements of such installment).

The Notes may be subject to the exercise of the Spanish Bail-in Power, and no holder of any Note shall have any claim against BBVA in connection with or arising out of any such exercise.

Within 90 days after the occurrence of any default under the Indenture known to the Trustee with respect to the Notes, the Trustee shall transmit by mail to all holders of Notes entitled to receive reports, notice of such default, unless such default shall have been cured or waived. Except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on, or Additional Amounts with respect to, any Note, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the best interest of the holders of Notes. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Notes.

Outstanding Notes

In determining whether the holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Notes or the Indenture, any Note owned by BBVA or any other obligor upon the Notes or any affiliate of BBVA or such other obligor (if any such Notes are so owned), will be deemed not to be outstanding. In addition, the portion of the principal amount of an original issue discount Note (if any) that will be outstanding will be the amount that would be declared due and payable as of the date of determination and the principal amount of an indexed Note (if any) that will be outstanding will be the principal face amount determined on the date of its original issuance.

Modifications and Waivers

Modification of the Indenture With Consent of Holders

BBVA and the Trustee may amend or modify the Indenture and may waive any future compliance with such Indenture by BBVA with the consent, as evidenced in an Act or Acts, of the holders of not less than a majority in principal amount of the outstanding Notes affected thereby voting as a class. However, the modification, amendment or waiver may not, without the consent or the affirmative vote of the holder of each Note affected:

•         change the stated maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to, any Note, or reduce the principal amount thereof or the rate of interest thereon (except that holders of not less than 75% in principal amount of outstanding Notes may consent by Act, on behalf of the holders of all of the outstanding Notes, to the postponement of the stated maturity of any installment of interest for a period not exceeding three years from the original stated maturity of such installment (which original stated maturity shall have been fixed, for the avoidance of doubt, prior to any previous postponements of such installment)) or any Additional Amounts with respect thereto;

•         change any premium payable upon the redemption of such Notes or otherwise;

•         change the obligation of BBVA to pay Additional Amounts;

•         reduce the amount of the principal of an original issue discount Note (if any) that would be due and payable upon a declaration of acceleration of the maturity of the Note or the amount thereof provable in bankruptcy;

•         change the redemption provisions or adversely affect the right of repayment at the option of the holder;

•         change the place of payment or currency in which the payment of principal, any premium, interest or any Additional Amounts is payable;

•         impair the right to take legal action to enforce the payment when due of principal, any premium, interest or any Additional Amounts with respect to the Notes;

•         reduce the percentage in principal amount of Notes outstanding the consent of whose holders is required to modify or amend the Indenture or the terms and conditions of the Notes or to waive a default under or compliance with any Note or reduce the requirement for a quorum or voting;

•         modify the provisions governing modification of such Indenture with the consent of holders or give waivers of past defaults, and the consequences of such defaults, except to increase the percentage of outstanding Notes the consent of whose holders is required to modify and amend such Indenture or to give any such waiver and except to provide that additional provisions of such Indenture cannot be modified or waived without the consent of each holder of Notes affected thereby; or

•         change in any manner adverse to the interests of the holders of outstanding Notes the terms and conditions of the obligations of BBVA in respect of the due and punctual payment of principal, premium or interest or sinking fund payments, including any Additional Amounts;

except in each case with respect to any modification or amendment of the Indenture which is entered into as a result of, and to the extent required by, the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority (in which case no consent or the affirmative vote of any holder of any Note affected will be required).

The holders of not less than a majority in principal amount of the outstanding Notes on behalf of the holders of all the Notes may, by Act, waive any past default under the Indenture with respect to the Notes, except a default in payment of principal, any premium, interest or Additional Amounts or in respect of certain covenants or provisions specified in the Indenture which cannot be modified or amended without the consent of each affected holder of outstanding Notes.

Modification of the Indenture without Consent of Holders

BBVA and the Trustee may modify and amend the Indenture without the consent of the holders to:

•         evidence the succession of another entity to BBVA, and the assumption by any such successor of the covenants of BBVA in such Indenture and in any Notes;

•         add to covenants of BBVA for the benefit of the holders of the Notes or to surrender any right or power conferred upon BBVA;

•         establish the form or terms of notes of any series;

•         provide for the appointment of a successor trustee and to add to a change any of the provisions of the Indenture to provide for or facilitate the administration of trusts under the Indenture;

•         cure any ambiguity or correct or supplement any defect or inconsistency in such Indenture, or make any other provisions with respect to matters or questions arising under the Indenture which do not adversely affect the interests of the holders of the Notes in any material respect;

•         add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Notes;

•         supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes, provided such action does not adversely affect the interests of any holders of Notes or any other series of notes in any material respect;

•         add any additional events of default for the benefit of the holders of the Notes;

•         secure any Notes;

•         delete, amend or supplement any provision of the Indenture provided such actions will not materially adversely affect the interests of the holders of Notes then outstanding; or

•         delete, amend or supplement any provision of the Indenture as a result of, and to the extent required by, the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.

Discharge, Defeasance and Covenant Defeasance

BBVA may discharge certain obligations to holders of the Notes that have not already been delivered to the Trustee for cancellation and that have become due and payable, will become due and payable at their stated maturity within one year or, if redeemable at the option of BBVA, are to be called for redemption within one year, by depositing or causing to be deposited with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such Notes, including principal, interest, premium and any Additional Amounts to the date of such deposit (if such Notes have become due and payable) or to the maturity date of such Notes, as the case may be.

BBVA may also elect to have its obligations under the Indenture discharged with respect to the outstanding Notes (“legal defeasance”). Legal defeasance means that BBVA will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes under the Indenture, except for:

•         the rights of holders of such outstanding Notes to receive principal, any premium, interest and any Additional Amounts when due from the trust described below;

•         the obligations of BBVA to issue temporary Notes, register the transfer of Notes, replace temporary or mutilated, destroyed, lost or stolen Notes, pay Additional Amounts, maintain an office or agency for payment and hold money for payments in trust;

•         the rights, powers, trusts, duties and immunities of the Trustee; and

•         the defeasance provisions of the Indenture.

In addition, BBVA may elect to have its obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any omission to comply with any obligations so released will not constitute a default or an Event of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

•         BBVA must irrevocably have deposited or caused to be deposited with the Trustee, in trust, money, in U.S. dollars or in the foreign currency in which such Notes are payable at stated maturity, or U.S. government obligations or a combination of money and U.S. government obligations applicable to such Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay and discharge when due all of the principal, interest and any premium of such Notes and any mandatory sinking fund or analogous payments thereon;

•         the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which BBVA is a party or by which it is bound;

•         no Event of Default or event which, with notice or lapse of time, or both, would become an Event of Default with respect to the outstanding Notes may have occurred and be continuing on the date of the establishment of such a trust, and in the case of legal defeasance, at any time during the period ending on the 91st day after such date;

•         BBVA must have delivered to the Trustee an opinion of counsel of recognized standing to the effect that the beneficial owners of such Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance only, the opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by BBVA, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture;

•         BBVA must have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance have been complied with;

•         the legal defeasance or covenant defeasance must not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (assuming all relevant Notes are in default within the meaning of such Act); and

•         the legal defeasance or covenant defeasance must not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder.

If, after BBVA has deposited funds or U.S. government obligations to effect legal defeasance or covenant defeasance with respect to Notes,

•         the holder of a Note is entitled to elect and does elect to receive payment in a currency other than that in which such deposit has been made in respect of such Note; or

•         a Conversion Event (as defined in the Indenture) occurs in respect of the foreign currency in which such deposit has been made; then,

the indebtedness represented by such Note shall be deemed to have been and will be fully discharged and satisfied through the payment of the principal, any premium, interest and any Additional Amounts on such Note as it becomes due out of the proceeds yielded by converting the amount or other property so deposited into the currency in which such Note becomes payable as a result of such election or such conversion event based on the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, except, with respect to a conversion event, for such foreign currency in effect at the time of the conversion event.

In the event BBVA effects covenant defeasance with respect to any Notes and such Notes are declared due and payable because of the occurrence of any Event of Default, the amount in money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on such Notes at the time of their stated maturity. They may not, however, be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. In this case, BBVA will remain liable to make payment of such amounts due at the time of acceleration.

Upon the exercise of the Spanish Bail-in Power with respect to the Notes which results in the cancellation, or the conversion into other securities, of all the Amounts Due on the Notes or such Notes otherwise ceasing to be outstanding, the Indenture shall be satisfied and discharged as to the Notes.

The Trustee

The Bank of New York Mellon, the Trustee currently appointed pursuant to the Indenture, has its corporate trust office located at 240 Greenwich Street, New York, NY 10286 and the Indenture will be administered by The Bank of New York Mellon acting through its London Branch at One Canada Square, Canary Wharf, London E14 5AL, United Kingdom or such other location in New York or England as notified by the Trustee to the Company from time to time. The Trustee and any trustee appointed pursuant to the Indenture shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act.

BBVA’s obligation to indemnify the Trustee in accordance with the Indenture shall survive the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes.

By its acquisition of any Notes, each holder thereof is deemed to acknowledge and agree that, upon the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes, (a) the Trustee shall not be required to take any further directions from holders of the Notes under Section 5.12 (Control by Holders of Securities) of the Indenture, which authorizes holders of a majority in aggregate outstanding principal amount of the Notes to direct certain actions relating to the Notes, and (b) the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to such Notes. Notwithstanding the foregoing, if, following the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority, the Notes remain outstanding (for example, if such exercise results in only a partial write-down of the principal of the Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Notes following the completion of the exercise of such Spanish Bail-in Power to the extent that BBVA and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture.

Subject to the provisions of the Trust Indenture Act, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Notes, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby.

Successor Trustees

Any Trustee in respect of the Notes may resign or be removed by holders of a majority in principal amount of Notes at any time, effective upon the acceptance by a successor Trustee of the respective appointment. The Indenture provides that any successor Trustee will have a combined capital and surplus of not less than $50,000,000 and shall be a corporation, association, company or business trust organized and doing business under the laws of the United States or any of its states or territories or the District of Columbia and in good standing. No person shall accept its appointment as a successor Trustee with respect to the Notes unless at the time of such acceptance such successor Trustee shall be qualified and eligible under the Indenture.

Repayment of Funds

All monies paid by BBVA to the Trustee or the Paying Agent for payment of principal, premium or interest and any Additional Amounts on any Notes which remain unclaimed at the end of two years after that payment has been made will be repaid to BBVA on BBVA’s request and all liability of the Trustee or the Paying Agent related to it will cease, and, if permitted by law, the holder of the applicable Note will look only to BBVA for payment as its general unsecured creditor.

Prescription

All claims against BBVA for payment of principal, interest or Additional Amounts on or in respect of the Notes will become void unless made within ten years, in the case of principal, and five years, in the case of interest and Additional Amounts, from the later of the date on which that payment first became due and the date on which the full amount was received by the Trustee or the Paying Agent.

Consolidation, Merger and Conveyance of Assets; Assumption

Except as provided by the Events of Default, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of BBVA with or into any other person or persons (whether or not affiliated with BBVA), or successive consolidations, amalgamations or mergers in which BBVA or the successor or successors of BBVA shall be a party or parties, or shall prevent any sale, conveyance or lease of the property of BBVA as an entirety or substantially as an entirety, to any other person (whether or not affiliated with BBVA); provided that the corporation formed by or into which BBVA is consolidated, amalgamated or merged shall assume the due and punctual payment of the principal of (and premium, if any), interest and Additional Amounts, if any, on the Notes in accordance with the provisions thereof and the Indenture, and the performance of every covenant of the Indenture on the part of BBVA to be performed or observed.

Subject to applicable law and regulation, any holding company or wholly-owned subsidiary of BBVA may assume BBVA’s obligations under the Notes without the consent of any holder, provided that certain conditions are satisfied, including that the successor entity has ratings for long-term senior and subordinated debt assigned by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. which are the same as or higher than the credit rating for long-term senior and subordinated debt of BBVA (or, if applicable, the previous successor entity) immediately prior to such assumption. Upon any such assumption, all of BBVA’s direct obligations under the Notes and, with respect to such Notes, all of BBVA’s direct obligations under the Indenture shall immediately be discharged, and the successor entity shall succeed to, and be substituted for, and may exercise every right and power of, BBVA under the Indenture with respect to any such Notes with the same effect as if such successor entity had been named as BBVA in the Indenture.

In the case of any merger, consolidation, sale, conveyance or lease, or in the case of any assumption of obligations under the Notes permitted by the Indenture by a successor, if the acquiring, resulting or successor corporation is not incorporated or tax resident in Spain, Additional Amounts under the Notes will be payable for taxes imposed by the jurisdiction of incorporation or tax residence of such corporation (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the laws of Spain) rather than taxes imposed by Spain.

Governing Law

The Notes and the Indenture are governed by and construed under the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state, except that the authorization and execution by BBVA of the Indenture and the Notes and the issuance of the Notes are governed by and construed in accordance with Spanish law.

Exercise of the Spanish Bail-in Power

Notwithstanding any other term of the Notes, the Indenture or any other agreements, arrangements, or understandings between BBVA and any holder, by purchasing any Notes, each holder (which, for the purposes of this section, includes each holder of a beneficial interest in the Notes) acknowledges, accepts, consents and agrees to be bound by: (i) the effect of the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority, that may include and result in any of the following, or some combination thereof: (1) the reduction of all, or a portion, of the Amounts Due on the Notes; (2) the conversion of all, or a portion, of the Amounts Due on the Notes into shares, other securities or other obligations of BBVA or another person (and the issue to or conferral on the holder of any such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the Notes; (3) the cancellation of the Notes; (4) the amendment or alteration of the maturity of the Notes or amendment of the amount of interest payable on the Notes, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (ii) the variation of the terms of the Notes, if necessary, to give effect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.

By purchasing any Notes, each holder thereof acknowledges and agrees that neither a reduction or cancellation, in part or in full, of the Amounts Due on the Notes, or the conversion thereof into another security or obligation of BBVA or another person, in each case as a result of the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to BBVA, nor the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes, shall: (i) give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act or (ii) be an Event of Default with respect to the Notes. Each holder further acknowledges and agrees that no repayment or payment of Amounts Due on the Notes will become due and payable or be paid after the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

By purchasing any Notes, each holder, to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agree not to initiate a suit against the Trustee in respect of, and agree that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes. Additionally, by purchasing any Notes, each holder acknowledges and agrees that, upon the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes: (i) the Trustee will not be required to take any further directions from the holders with respect to any portion of the Notes under Section 5.12 of the Indenture; and (ii) the Indenture will not impose any duties upon the Trustee whatsoever with respect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority; provided, however, that notwithstanding the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes, so long as any Notes remain outstanding, there will at all times be a trustee for the Notes in accordance with the Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee will continue to be governed by the Indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Notes remain outstanding following the completion of the exercise of the Spanish Bail-in Power.

By purchasing any Notes, each holder further agrees to be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the exercise of the Spanish Bail-in Power with respect to the Notes as it may be imposed, without any further action or direction on the part of such holder.

Upon the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority with respect to the Notes, BBVA or the Relevant Spanish Resolution Authority (as the case may be) will provide a written notice to DTC as soon as practicable regarding such exercise of the Spanish Bail-in Power for purposes of notifying the holders of the Notes. BBVA will also deliver a copy of such notice to the Trustee for information purposes.

Purchases of the Notes

BBVA and any of its subsidiaries may at any time purchase the Notes in the open market or otherwise and at any price in accordance with any applicable laws and regulations.

Maintenance of Tax Procedures

The First Supplemental Indenture, among other things, provides for the timely provision by the Paying Agent of a duly executed and completed Payment Statement (as defined in the Indenture) in connection with each payment of “income” (as defined below) under the Notes, and sets forth certain procedures agreed by BBVA and the Paying Agent which aim to facilitate such process, along with a form of the Payment Statement to be used by the Paying Agent. For these purposes, “income” means interest paid on an Interest Payment Date or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the Notes (or a portion thereof) and the aggregate principal amount of such Notes, as applicable. In addition, BBVA has agreed to, so long as any principal amount of the Notes remains outstanding and insofar as it is practicable, maintain, implement or arrange for the implementation of procedures to facilitate the timely provision of a duly executed and completed Payment Statement in connection with each payment of income under the Notes or the collection of any other documentation concerning such Notes or the Beneficial Owners thereof that may be required under Spanish law for payments on such Notes not to be subject to Spanish withholding tax.

If the Paying Agent fails to deliver a duly executed and completed Payment Statement on a timely basis, in respect of an Interest Payment Date or in connection with a redemption of Notes, then the related payment will be subject to Spanish withholding tax. In such an event, BBVA will pay the relevant Noteholder such Additional Amounts as may be necessary in order that the net amount received by such Noteholder after such withholding equals the sum of the respective amounts of principal, premium, if any, and interest, if any, which would otherwise have been receivable in respect of the Notes in the absence of such withholding.

Notices

All notices to holders of Notes shall be validly given if mailed to them at their respective addresses in the register maintained by the Trustee.